Exhibit 99

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
1/25/05 – 0530 EST	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC.

REPORTS FOURTH-QUARTER EARNINGS

Company Announces Record Full-Year 2004 Earnings, 18-Percent EPS Growth

WESTCHESTER, Ill., January 25, 2005 — Corn Products International, Inc. (NYSE: CPO) today announced fourth-quarter and full-year 2004 results.

     NOTE: As previously announced, on December 1, 2004, the Company’s board of directors declared a two-for-one stock split effected as a 100-percent stock dividend on the Company’s common stock, payable January 25, 2005. Accordingly, all share and per-share data for the periods presented have been retroactively adjusted to reflect this stock split.

     For the quarter ended December 31, 2004, the Company reported diluted earnings per share of $0.19, compared with diluted earnings per share of $0.34 in the fourth quarter of 2003. The fourth quarter 2004 results include a previously announced restructuring charge of $21 million ($15 million after-tax, or $0.20 per diluted share) relating to the Company’s manufacturing optimization initiative in Mexico and South America, which consists of an $18 million write-off of fixed assets and a $3 million charge for employee termination costs.

     Diluted earnings per share for the full year 2004 were $1.25, including the fourth-quarter restructuring charge, up from $1.06 in 2003.

     The Company’s effective tax rate dropped from 33 percent for the nine months ended September 30, 2004, to 30 percent for the full year, reflecting the favorable impact of new tax legislation in various countries in which the Company conducts business. During the fourth quarter, this legislation also allowed the Company to reduce an existing employee benefit accrual by $2.6 million (pre-tax).

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  Corn Products International – Page 2

     “2004 was an excellent year for our Company, with record sales, operating income, net income and earnings per share,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Since there were a number of unusual items that occurred during 2004, we thought it would be beneficial to share how we internally view this year’s performance as compared to last year. We calculate that pre-split earnings per share, adjusted to exclude the impact of the restructuring charge, tax changes and other non-recurring items, increased to $2.60, or $1.30 after the two-for-one split. We have provided a reconciliation of these calculations to the Company’s GAAP earnings per share in the table entitled, ‘Analysis of Financial Results for the Year Ended December 31, 2004.’

     “During 2004 we also continued to make progress toward our goal of earning returns that meet and ultimately exceed our cost of capital.”

FOURTH QUARTER RESULTS FOR 2004

     The Company’s results for the fourth quarter of 2004, including the $21 million restructuring charge ($15 million after-tax), compared with the prior year period, were as follows:

•	Net sales were $574 million, up from $542 million

•	Operating income was $25 million, down from $51 million

•	Net income was $14 million, down from $24 million

FULL-YEAR RESULTS FOR 2004

     The Company’s results for the year ended December 31, 2004, compared with the prior year period, were as follows:

•	Net sales were $2.3 billion, up from $2.1 billion

•	Operating income was $179 million, up from $174 million

•	Net income was $94 million, up from $76 million

     Operating income grew 3 percent, including the $21 million restructuring charge ($15 million after-tax), driven primarily by improved gross margins in North America and South America. The increase in net income reflects improved operating income, reduced financing costs, a lower effective income tax rate and a reduction in minority interest.

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  Corn Products International – Page 3

     Cash provided by operations for the full year 2004 was $166 million, compared to $236 million in 2003. Total debt was $568 million at December 31, 2004, compared to $550 million a year ago, while net debt (or total debt minus cash) was $467 million at December 31, 2004, compared to $480 million last year. Financing costs decreased to $34 million in 2004 from $39 million in 2003, due to lower average debt outstanding.

BUSINESS BREAKDOWN BY REGION

     On a regional basis, results for the year ended December 31, 2004, compared with the prior year period, were as follows:

In North America:

•	Net sales were $1.4 billion, up from $1.3 billion

•	Volume increased 3 percent

•	Operating income was $87 million, up from $68 million

     The increase in net sales primarily reflects volume growth and improved pricing in Mexico and the US, along with a stronger Canadian dollar. The increase in operating income is attributable to much improved performance in Canada and Mexico.

     As previously reported at the end of the third quarter of 2004, the Company recorded increased sales of high fructose corn syrup (HFCS) to beverage customers in Mexico, which continued during the fourth quarter of the year despite the continuation of that country’s confiscatory tax on beverages sweetened with HFCS.

In South America:

•	Net sales were $556 million, up from $495 million

•	Volume increased 8 percent

•	Operating income was $98 million, up from $83 million

     The increase in net sales and operating income for South America primarily reflects strong volume growth and the weakness of the US dollar. Supportive to the Company’s performance, the major countries within the region, particularly Brazil, delivered robust macro-economic growth after the difficult times in 2002.

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In Asia/Africa:

•	Net sales were $308 million, up from $278 million

•	Volume was flat

•	Operating income was $48 million, down from $54 million

     Net sales in Asia/Africa increased 11 percent, reflecting higher pricing and stronger local currencies. The South Korean economic environment had a negative impact on volume. Throughout the rest of the region, volumes were strong. The decline in operating income primarily reflects lower earnings in South Korea, which were affected by higher raw material costs and reduced demand.

     During the fourth quarter, the Company announced that it acquired the remaining minority interest in its Korean business and renamed it Corn Products Korea, Inc. Also in 2004, the Company announced its first manufacturing presence in China with the formation of a new joint venture, Shouguang Golden Far East Modified Starch Company, Ltd. The joint venture had no impact on 2004 earnings.

     Finally during the fourth quarter, as part of its ongoing effort to dispose of underperforming assets and to provide greater strategic flexibility in this important region, the Company received $21 million in cash from the sale of its investment in NSK, a Japanese corn refiner.

OUTLOOK

     Looking to 2005, Corn Products International expects to see continued improvement over its 2004 performance. It expects a good year in South America and better performance in Asia/Africa. In North America, it believes that the current business environment for HFCS sales to the beverage industry in Mexico is likely to continue and, therefore, 2005 results there should be significantly better than 2004. The Company currently plans to quantify its guidance for 2005 when it announces first-quarter results and US and Canadian contracting is finalized.

     “This year we will continue to focus our energies on implementing our pathway strategy, which is designed to increase profitability through business growth, reduce costs and gain operating efficiencies across our global operations, while maintaining a strong balance sheet,” said Scott. “We remain on target for achieving our long-term growth rates, and in 2005 we intend to continue enacting our strategic initiatives in order to drive improved shareholder value.”

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  Corn Products International – Page 5

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 19 countries at 34 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

This release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and income tax rates; labor disputes; biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the current uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended
	December 31,			Year Ended December 31,
	2004	2003	Change %	2004	2003	Change %
Net sales before shipping and handling costs	$619.9	$584.8	6%	$2,461.5	$2,268.9	8%
Less: shipping and handling costs	46.2	42.4	9%	178.0	167.0	7%

Net sales	573.7	542.4	6%	2,283.5	2,101.9	9%
Cost of sales	488.9	449.5	9%	1,929.2	1,777.5	9%

Gross profit	84.8	92.9	-9%	354.3	324.4	9%

Operating expenses	40.0	41.4	-3%	157.9	149.6	6%
Plant closing costs	20.8	—		20.8	—

Other income (expense), net	1.2	(0.4)		3.6	(0.9)

Operating income	25.2	51.1	-51%	179.2	173.9	3%

Financing costs	8.3	9.2	-10%	34.1	38.5	-11%

Income before taxes	16.9	41.9	-60%	145.1	135.4	7%
Provision for income taxes	1.2	15.1		43.5	48.7

	15.7	26.8	-41%	101.6	86.7	17%

Minority interest in earnings	1.3	2.3	-43%	8.0	10.3	-22%

Net income	$14.4	$24.5	-41%	$93.6	$76.4	23%

Weighted average common shares outstanding*:
Basic	74.2	72.2		73.4	72.0
Diluted	76.1	73.0		74.7	72.4

Earnings per common share*:
Basic	$0.19	$0.34	-44%	$1.28	$1.06	21%
Diluted	$0.19	$0.34	-44%	$1.25	$1.06	18%

*On December 1, 2004, the Company’s board of directors declared a two-for-one stock split effected as a 100-percent stock dividend on the Company’s common stock payable January 25, 2005. All common share and per share data for the periods presented have been retroactively adjusted to reflect this stock split.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2004	2003
(In millions, except share amounts)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$101	$70
Accounts receivable – net	291	252
Inventories	258	215
Prepaid expenses	11	10

Total current assets	661	547

Property, plant and equipment – net	1,211	1,187
Goodwill and other intangible assets	353	325
Deferred tax assets	72	61
Investments	9	29
Other assets	61	67

Total assets	$2,367	$2,216

Liabilities and Equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$88	$98
Accounts payable and accrued liabilities	374	296

Total current liabilities	462	394

Non-current liabilities	116	118
Long-term debt	480	452
Deferred income taxes	177	196
Minority interest in subsidiaries	18	78
Redeemable common stock (1,227,000 and 3,827,000 shares issued at December 31, 2004 and 2003, respectively) stated at redemption price*	33	67
Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,092,774 and 71,492,774 issued at December 31, 2004 and 2003, respectively*	1	1
Additional paid in capital	1,046	1,006
Less: Treasury stock (common stock; 792,254 and 2,988,202 shares at December 31, 2004 and 2003, respectively) at cost*	(3)	(35)
Deferred compensation – restricted stock	(2)	(3)
Accumulated other comprehensive loss	(321)	(343)
Retained earnings	360	285

Total stockholders’ equity	1,081	911

Total liabilities and equity	$2,367	$2,216

*On December 1, 2004, the Company’s board of directors declared a two-for-one stock split effected as a 100-percent stock dividend on the Company’s common stock payable January 25, 2005. All common share and per share data for the periods presented have been retroactively adjusted to reflect this stock split.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Year
	Ended December 31,
(In millions)	2004	2003
Cash provided by (used for) operating activities:
Net income	$94	$76
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	102	101
Write-off of fixed assets – plant closures	19	—
(Increase) decrease in trade working capital	(37)	49
Other	(12)	10

Cash provided by operating activities	166	236

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(103)	(82)
Payments for acquisitions, net	(68)	(48)
Other	22	—

Cash used for investing activities	(149)	(130)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	6	(58)
Issuance of common stock	30	5
Dividends paid	(23)	(20)

Cash provided by (used for) financing activities	13	(73)

Effect of foreign exchange rate changes on cash	1	1

Increase in cash and cash equivalents	31	34
Cash and cash equivalents, beginning of period	70	36

Cash and cash equivalents, end of period	$101	$70

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
	2004	2003	%	2004	2003	%

Net sales
North America	$346.7	$332.2	4%	$1,419.0	$1,329.0	7%
South America	149.7	141.1	6%	556.2	494.9	12%
Asia/Africa	77.3	69.1	12%	308.3	278.0	11%

Total	$573.7	$542.4	6%	$2,283.5	$2,101.9	9%

Operating income
North America	$17.9	$25.2	-29%	$86.7	$68.2	27%
South America	26.4	24.4	8%	98.0	82.7	19%
Asia/Africa	9.6	13.1	-27%	47.7	54.3	-12%
Corporate	(7.9)	(11.6)	-32%	(32.4)	(31.3)	4%
Plant closing costs	(20.8)	—		(20.8)	—

Total	$25.2	$51.1	-51%	$179.2	$173.9	3%

II. Estimated Sources of Diluted Earnings Per Share for the Year Ended December 31

The following is a list of the major items that impacted our year to date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

Earnings Per Share
Twelve
Months
Earnings Per Share for 2003	$1.06
Change
Volumes	0.13
Operating margin	0.04
Foreign currency translation	0.06
Plant closures	(0.20)
Financing costs	0.04
Minority interest	0.03
Effective tax rate	0.13
Shares outstanding	(0.04)

Net Change	0.19

Earnings Per Share for 2004	$1.25

III. Capital expenditures

Capital expenditures, net of proceeds on disposal, for the years ended December 31, 2004 and 2003, were $103 million and $82 million, respectively. For 2005, the Company anticipates capital expenditures of approximately $170 million.

Corn Products International, Inc.

Analysis of Financial Results

For the Year Ended December 31, 2004

The presentation below contains information that is not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and is provided for analytical purposes only. Management believes that this non-GAAP information (1) provides a more meaningful presentation of the Company’s 2004 results, on a basis consistent with the way in which management evaluates operating performance and (2) provides investors with additional information to assess and facilitate a more clear understanding of our financial results for 2004. The information presented should not be used as a substitute for our financial results under GAAP. Diluted earnings per common share for the year ended December 31, 2004 in accordance with GAAP was $1.25.

	Post	Pre
	Stock	Stock
	Split(1)	Split(1)

2004

Diluted earnings per common share	$1.25	$2.51

Add:

Restructuring charge for plant closures(2)	.20	.39

Less:
After tax benefit from legislation that permitted reduction in employee benefit accrual(3)	<.02>	<.04>
Change in effective income tax rate from 36% in 2003 to 30% in 2004(4)	<.13>	<.26>

Adjusted EPS results – December 31, 2004	$1.30	$2.60

Weighted average number of diluted common shares outstanding (in millions):
Year ending December 31, 2004	74.7	37.4

(1)On December 1, 2004, the Company’s Board of Directors declared a two-for-one stock split effected as a 100 percent stock dividend on the Company’s common stock, payable January 25, 2005. GAAP requires that historical share and per share data be retroactively adjusted to reflect the effect of stock splits. Pre stock split information has been presented to provide a historical context only.

(2)In the fourth quarter of 2004, the Company recorded a restructuring charge of $21 million ($15 million after-tax) for costs incurred to close plants in Mexico and South America.

(3)As a result of new legislation in Mexico, the Company reduced an accrual related to an employee benefit plan by $2.6 million (pretax).

(4)The Company’s effective income tax rate declined to 30 percent in 2004 from 36 percent in 2003 principally due to a reduction in foreign income taxes primarily attributable to a statutory rate reduction and a favorable tax ruling in Mexico.